EXHIBIT 99.1

FOR IMMEDIATE RELEASE


              Duckwall-ALCO Stores Names New Senior Vice President
             Sturdivant Joins Midwest Retailer as Senior VP - Stores


Abilene, Kan. (January 31, 2006) - Duckwall-ALCO Stores, Inc. (Nasdaq: DUCK) announces that effective February 13, Rick Sturdivant will be the Company's Senior Vice President, Stores.

Sturdivant joins Duckwall-ALCO Stores with a wealth of retail experience. He most recently served as an Operating Vice President at JoAnn's. Prior to that, he was Vice President of Stores at Michaels and a Divisional President at McCrory's.

Reporting to President and Chief Executive Officer Bruce Dale, Sturdivant will be responsible for all Store and Loss Prevention activities. "I am extremely pleased to have Rick join our Company," said Dale. "Rick's extensive retailing experience and leadership capabilities will allow him to make many important contributions to Duckwall-ALCO Stores as we continue to grow our business."

About Duckwall-ALCO Stores

Duckwall-ALCO Stores, Inc. is a leading regional retailer that specializes in offering a wide variety of products at reasonable prices to the underserved communities of America. Founded in 1901 by A.L. Duckwall as a general merchandising operation in Abilene, Kan., Duckwall-ALCO is known for its convenient locations and for its friendly, personal service. The company has 251 stores in 21 states across the central United States, operating under two names, ALCO and Duckwall. ALCO discount stores offer a full line of merchandise, while Duckwall variety stores serve smaller communities, offering a smaller selection.


                         For more information, contact:
                                   David Mills
                 Vice President/Interim Chief Financial Officer
                           Duckwall-ALCO Stores, Inc.
                                785-263-3350 X115
                           email: dmills@duckwall.com
                           website: www.alcostores.com
                                       or
                                  Debbie Hagen
                               Hagen and Partners
                                  913-652-6547
                       email: dhagen@hagenandpartners.com